Exhibit 10.1

CRAWFORD & COMPANY

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made between W. Bruce Swain, Jr. (“Employee”) and Crawford & Company (“Crawford” or “the Company”). In consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration including, but not limited to, the employment of Employee by Crawford, the wages offered and to be paid to Employee by Crawford during Employee’s employment, the training the Employee will receive from the Company regarding compliance and the methods and operations of the Company at considerable expense to the Company, and access to and knowledge of the Company’s confidential information and trade secrets the Employee will receive, the parties hereto agree as follows:

Article 1                Title and Duties.

1.1           Employee will be employed as the Interim President and Chief Executive Officer (“CEO”), effective January 1, 2026 and will continue in this capacity until he is appointed as the permanent CEO or another permanent CEO is appointed. In this capacity Employee will be based in the Atlanta, Georgia area, and will report to Crawford’s Board of Directors.

1.2           Employee’s Grade Level will be E20, and Employee will be expected to perform such duties and responsibilities customary to this position and as are reasonably necessary to the operations of the Company.

1.3           Employee’s title, Grade Level, duties and reporting relationship can be changed from time to time at the discretion of the Company.

Article 2                Definitions.

2.1            “Cause” shall mean:

(a)            Employee’s refusal or willful failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or disability), after a written demand for substantial performance is delivered to Employee by the Board that specifically identifies the manner in which the Board believes Employee has not substantially performed his duties and Employee fails to cure substantially the specified failure within thirty (30) days of the date he receives the demand;

(b)            Employee’s dishonesty or misappropriation with regard to the Company which has a significant adverse effect on the business or reputation of the Company, or fraud with regard to the Company or its assets or business;

Page 1 of 13	Employee initials: _________

(c)            Employee’s conviction of or pleading nolo contender with regard to a felony;

(d)            Employee’s material breach of fiduciary duty owed to the Company;

(e)            Employee’s gross negligence or material and willful misconduct with regard to the Company or its assets, business or employees;

(f)            The refusal of Employee to follow the lawful directions of the Board which are consistent with the duties and authorities of Employee set forth in this Agreement and not inconsistent with other directions of the Board, after a written demand is delivered to Employee that specifically identifies the manner in which the Board believes Employee has refused to follow its lawful direction and Employee fails to cure substantially the specified refusal within thirty (30) days of the date he receives the demand; or

(g)            Any other material breach by Employee of a material provision of this Agreement, after a written demand is delivered to Employee by the Board that specifically identifies the breach and Employee fails to cure substantially the specified breach within thirty (30) days of the date he receives the demand.

(h)            For purposes of this definition, no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief (based on an objective reasonable person standard) that Employee’s action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

2.2            “Change in Control” shall mean the occurrence of any of the following:

(a)            Any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) as modified and used in Sections 13(d) an 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any stockholder of the Company that as of the date hereof is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, (C) any trustee or other fiduciary holding securities under and employee benefit plan of the Company or any of its subsidiaries, (D) an underwriter temporarily holding securities pursuant to an offering of such securities, or (E) any corporation or other entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

(b)            A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

Page 2 of 13	Employee initials: _________

(c)            There is consummated a merger or consolidation of the Company with any corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or

(d)            There is completed a sale or disposition by the company of all or substantially all of the Company’s assets (or any transaction(s) having a similar effect).

(e)            Notwithstanding the foregoing, in no event will a Change in Control be deemed to occur by virtue of any Person that as of the date hereof is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, acquiring an addition interest of any kind in the Company or its assets.

2.3            “Company,” as used above and throughout this Agreement, means Crawford & Company, along with its subsidiaries, parents, affiliated entities, and includes the successors and assigns of Crawford or any such related entities.

2.4            “Business of Crawford” means claims management, adjusting, administrative services and other services provided by Crawford from time to time.

2.5            “Confidential Information” means information about the Company and its Employees and/or customers which is not generally known outside of the Company, which Employee learns of in connection with Employee’s employment with the Company, and which would be useful to competitors of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, price lists, and recruiting strategies; (2) the nature, origin, composition and development of the Company’s products and. services; (3) proprietary information and processes, and intellectual property; and (4) customer information and the manner in which the Company provides products and services to its customers.

Page 3 of 13	Employee initials: _________

2.6            “Good Reason” shall mean, without the written consent of Employee, any one or more of the following events:

(a)            A requirement that Employee shall report to a corporate officer or other employee other than directly to the Board;

(b)            A change in Employee’s title or other change that results in Employee not being the highest-ranking officer of the Company or any successor;

(c)            A material diminution in Employee’s duties or authority;

(d)            A material diminution in Employee’s base salary or compensation opportunities;

(e)            A material change in geographic location at which Employee is required to perform services;

(f)            A failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) that acquires all or substantially all of the business and/or assets of the Company to agree to perform the Company’s obligations under this Agreement; or

(g)            Any other action or inactions that constitutes a material breach by the Company of the terms of this Agreement.

(h)            None of the foregoing events or conditions will constitute Good Reason unless (A) Employee provides the Company with a written objections of the event or conditions within ninety (90) days following the earliest date on which Employee has (or reasonably would be expected to have had) knowledge of the existence of the conditions; (B) the Company does not reverse or otherwise cure the event or condition to the extent curable within thirty (30) days of receiving such objection; and (C) Employee resigns from his position with the Company with thirty (30) days following the expiration of that cure period.

2.7            “Trade Secrets” means Confidential Information which meets the additional requirements of the federal Defend Trade Secrets Act, the Uniform Trade Secrets Act or similar state law.

2.8            “Restricted Territory” means the United States, United Kingdom, Canada, and Australia and each other country in which the Company operates as of the last day of Employee’s employment with the Company.

Page 4 of 13	Employee initials: _________

Article 3                Compensation.

3.1            Base Salary. Employee’s annual base salary will be $805,000 per annum less all applicable deductions and withholdings (“Base Salary”), payable bi-weekly in accordance with the Company’s standard payroll practices. In addition, Employee’s Base Salary will be reviewed annually beginning in 2026, and any changes will be effective as of the date determined by Crawford’s Board of Directors or its Compensation Committee. Because Employee’s position is exempt from overtime pay, Employee’s Base Salary will compensate Employee for all hours worked.

3.2            Bonus. Employee is eligible to participate in the Crawford Short Term Incentive Plan (“STIP”). Effective with the change in title and duties, Employee’s STIP Target Bonus will be 100% of Employee’s Base Salary, with a maximum STIP bonus of 200% of Employee’s Base Salary. Any STIP bonus will be payable in accordance with the STIP terms, and will be subject to applicable withholding taxes. The Company may amend, modify or discontinue the STIP at any time.

3.3            Long Term Incentive Plan. Subject to Board of Directors’ approval, Employee is eligible to participate in the Crawford Long Term Incentive Plan (“LTIP”). LTIP awards are granted pursuant to the terms of the LTIP by Crawford’s Board of Directors. Employee’s “target” LTIP award for 2026 will be adjusted to $750,000 effective with the change of title and duties, and the “target” for 2027 and subsequent years will be no less than $900,000. To the extent earned, awards are paid as soon as reasonably possible after the Board certifies the previous year’s results. The Company may amend, modify or discontinue the LTIP at any time.

3.4            Stock and Incentive Plan. Employee is eligible to participate in the Crawford & Company 2016 Omnibus Stock and Incentive Plan, as it may change from time to time. The Company may amend, modify or discontinue the Crawford & Company 2016 Omnibus Stock and Incentive Plan at any time.

3.5            Reimbursed Expenses: The Company will reimburse the Employee for all reasonable out of pocket expenses (including hotel and travel expenses), wholly, necessarily and exclusively incurred by the Employee in the discharge of Employee’s duties, subject to the production of appropriate receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Company’s rules and policies relating to expenses as may be in force from time to time.

Article 4                Employee Benefits.

4.1            Group Benefit Plans. Employee will be eligible to participate in the employee benefit plans and programs maintained by the Company and offered to executive level employees from time to time, to the extent Employee otherwise qualifies under the provisions of any such plans which are incorporated herein by reference. The Company reserves the right to amend, modify or discontinue its benefit offerings as it deems appropriate. The Company’s current vacation policy provides Employee with four weeks paid vacation per calendar year.

Page 5 of 13	Employee initials: _________

4.2            D&O Policy. The Company shall maintain, at all times, a directors and officers liability insurance policy (the “D&O Policy”) and the Employee shall be covered, in his capacity as an officer and director of the Company under the D&O Policy, for all acts undertaken by Employee in good faith hereunder, subject to the coverage limitations and other terms and conditions of the D&O Policy including but not limited to any applicable exclusions. The cost of such coverage will be borne by the Company.

4.3            Indemnification. The Company agrees to provide to Employee indemnification protections as currently provided in Article VI of the Company’s by-laws. In the event that the Company’s by-laws are hereafter amended in regard to indemnification protections, Employee will have the option to be covered by either (i) the current by-laws’ indemnifications provisions, or (ii) the amended by-laws’ indemnification protections (but not both).

Article 5                Employee Rights and Obligations.

5.1            At-Will Employment. Employee’s employment with the Company is for no specified period of time. Employee’s employment relationship will remain at-will and either Employee or the Company may terminate the relationship at any time, for any reason. Upon termination of Employee’s employment for any reason, Employee will execute letter(s) of resignation or similar documents with respect to any office(s), position(s) or title(s) he then holds with the Company or its subsidiaries, parent(s) or other affiliated entities, including his position as a member of the Board and of any committee thereof, promptly upon request by the Company.

5.2            Severance. If employment with the Company should be terminated by the Company for Cause, or by the Employee without Good Reason (in which case the Employee will provide not less than ninety (90) days written notice to the Board), and if there has not been a “Change in Control” within the prior twelve (12) months, no further compensation will be payable to Employee other than Employee’s base salary, any bonus earned but unpaid for the immediately preceding annual performance period and other compensation accrued and payable through the date of such termination. If employment with the Company should be terminated (i) within twelve (12) months of a “Change in Control” of the Company or (ii) without Cause or for Good Reason, the Company agrees that Employee will be paid severance compensation, in equal amounts over a period of eighteen (18) months in accordance with the Company’s normal payroll practices, an amount equal to eighteen (18) months of Employee’s then current monthly base salary plus a pro-rated amount of any bonus that would have been earned under the Company’s short-term incentive plan (based on Employee’s last day of employment and all applicable performance) provided all applicable performance conditions are met. In addition, if Employee elects to continue Employee’s health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company shall pay (or reimburse to Employee) the “employer share” of the COBRA premiums at the same level as was contributed by the Company during Employee’s employment. Employee’s receipt of any such severance payment or COBRA premium is subject to execution by Employee and Crawford of an agreement achieving mutually acceptable terms on matters such as:

(a)            return of all Crawford property, documents, or instruments;

Page 6 of 13	Employee initials: _________

(b)            no admission of liability on the part of Crawford;

(c)            general release of any and all claims;

(d)            non-disclosure as described in this Agreement;

(e)            non-solicitation of employees and customers as described in this Agreement;

(f)            non-competition as described in this Agreement;

(g)            cooperation as described in this Agreement; and

(h)            mutual (bi-lateral) non-disparagement.

5.3            Cessation of Severance Payments. If, at any point during the period over which severance pay is being paid Employee violates the terms of a severance agreement (as described in Section 5.2 above) or this Agreement, Crawford shall have the right to cease making severance payments and COBRA premium payments.

5.4            Application of Employment Policies. Except as specifically provided to the contrary in this Agreement, Employee will be subject to and required to comply with all provisions of the Company’s Employee Handbook and any other Company policies that may be in effect from time to time during Employee’s employment. The Company reserves the right to change any and all of its policies, including its benefit and compensation plans.

5.5            Electronic Devices. All technology provided by the Company, including computer and/or communications equipment, systems, networks, company-related work records and other electronically stored information, is the property of the Company and not of Employee. In general, use of the company’s technology systems and electronic communications should be job-related and not for personal convenience.

5.6            Electronic Communications. E-mail and other electronic communications transmitted by the Company’s equipment, systems and networks are the property of the Company should not be considered by the Employee to be private or confidential, even if the communication is password protected or encrypted. The Company reserves the right to examine, monitor and regulate e-mail and other electronic communications, directories, files and all other content, including Internet use, transmitted by or stored in its technology systems, whether onsite or offsite.

Page 7 of 13	Employee initials: _________

5.7            Confidentiality. Employee agrees that during employment with the Company and for a period of two (2) years following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Confidential Information (so long as the information remains confidential), other than making use of such Confidential Information solely for the benefit of the Company in the course of his Employment, without prior written consent of the Company. This paragraph does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure. This Agreement shall not be deemed to prohibit (a) conduct expressly protected by the Defend Trade Secrets Act of 2016, as discussed in Section 5.8 below, (b) Employee’s ability to communicate with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or other governmental agency, or (c) other conduct expressly protected by applicable law.

5.8            Non-Disclosure of Trade Secrets. Employee agrees that during employment with the Company and indefinitely following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Trade Secrets (so long as the information remains a Trade Secret under applicable law) without prior written consent of the Company. Employee is hereby advised of the following protections provided by the Defend Trade Secrets Act of 2016, 18 U.S. Code § 1833(b), and nothing in this Agreement shall be deemed to prohibit the conduct expressly protected by 18 U.S. Code § 1833(b):

(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.9            Non-Disclosure of Personal Information. Employee acknowledges that, during the course of employment, Employee may obtain information regarding individuals as a result of services provided to Crawford customers such as (i) claim and personal health information; (ii) social security number; (iii) date of birth; and (iv) salary information (“Personal Information”). Employee agrees to safeguard such Personal Information as prescribed by applicable laws and regulations, such as the privacy regulations under the Health Insurance Portability and Accountability Act of 1996, and similar laws applicable to other jurisdictions in which Crawford operates. Without limiting the foregoing, Employee agrees:

(a)            Not to acquire, use nor distribute such Personal Information without the express consent of the subject of such Personal Information, or if state or federal law will allow such acquisition and disclosure of Personal Information without consent.

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(b)            To acquire, use and/or distribute Personal Information solely for the purposes of carrying out the daily functions of Employee’s job.

(c)            To disclose Personal Information only to authorized third parties. These agencies may include, but are not necessarily limited to, independent review agents, claims adjusters, benefits administrators, attorneys and employers.

(d)            To limit access to computerized Personal Information solely to staff, authorized users and administrative personnel and will abide by all security measures designed to assure that unauthorized personnel are not afforded access to Personal Information.

5.10          Duty of Loyalty. Employee shall render to the very best of Employee’s ability services to and on behalf of the Company, and shall undertake diligently all duties assigned by the Company. Employee shall devote his full time, energy and skill to the performance of the services in which the Company is engaged, at such time and place as the Company may direct. Notwithstanding the foregoing, Employee may use his personal time in connection with community or charitable organizations or similar non-profit endeavors (including by serving as a director, trustee or officer of such organizations) as long as such endeavors do not interfere with his duties to the Company.

5.11         Restricted Business Practices. It is the policy of the Company not to receive or use any information or materials from any employee that are proprietary to said employee’s former employer. Employee is expressly prohibited from having any such materials, or materials containing such information, on the Company’s property. Employee expressly warrants that Employee has no materials or information which can be construed as the property of a former employer, and further, that Employee will make no use of any such materials or information in the performance of Employee’s duties on behalf of the Company.

5.12          Disclosure of Existing Agreements. Employee further warrants and represents that, prior to accepting this Employment Agreement, Employee has disclosed, or will disclose to the Company prior to entering into this Agreement, the full terms of any contract or agreement with any other employer that might restrict in any way Employee’s performance of his/her duties for the Company, including, but not limited to any non-solicitation, non-recruitment, non-compete and similar post-employment restrictions imposed upon Employee by an agreement between Employee and any other employer.

5.13          Subsequent Employment. Employee agrees that, following the termination of Employee’s employment with the Company for any reason, Employee will notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, the Employee authorizes the Company to provide a copy of the restrictive covenants contained in this Agreement to third parties, including but not limited to, the Employee’s subsequent, anticipated or possible future employer.

Page 9 of 13	Employee initials: _________

5.14         Return of Property and Information. Employee agrees to return all the Company’s property as soon as is practicable following the cessation of Employee’s employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to employee or which employee has developed or collected in the scope of Employee’s employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, badges, passes, access cards, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.

5.15          Non-Competition Covenant. Employee acknowledges that if he were to compete with the Company in the Business of Crawford, Employee could cause serious harm to the Company. Employee further acknowledges that during his employment, Employee will be provided access to Trade Secrets and to other valuable Confidential Information that may not qualify as Trade Secrets. In addition, Employee acknowledges that, during the course of employment, he will build and maintain substantial relationships with specific existing and prospective customers or clients and will be responsible to maintain and build customer or client goodwill associated with the Business of Crawford throughout the United States and other countries in which Crawford operates. Further, Employee acknowledges that he will derive significant value from the Company and from the Confidential Information and Trade Secrets of the Company provided during employment with the Company, which will enable Employee to optimize the performance of the Company’s performance and Employee’s own personal, professional, and financial performance. Therefore, during Employee’s employment with the Company and for a period of eighteen (18) months following the cessation of the Employee’s employment with the Company for any reason, the Employee agrees that he shall not, directly or indirectly, provide services as an executive, manager, consultant adviser, or in any other role similar to the role Employee held with Crawford, to any business entity engaged in the Business of Crawford within the Restricted Territory.. Employee agrees that the restrictions in this Section are reasonable in scope and do not constitute a restraint of trade with respect to Employee’s ability to obtain alternative employment in the event Employee’s employment with the Company ends for any reason.

5.16          Non-Solicitation Covenant. Employee agrees that during employment with the company and for a period of eighteen (18) months following the cessation of employment, Employee will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Crawford from any of the customers of the Company with whom Employee had direct contact during the last two years of Employee’s employment with the Company. This provision does not extend to the customers who became customers of the Company at the time of and as a direct consequence of Employee’s commencement of employment with the Company.

5.17          Non-Recruitment of Employees. While employed by the Company, and for a period of eighteen (18) months following the cessation of employment by Employee, Employee will not directly or indirectly solicit or attempt to solicit any employee of the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company.

Page 10 of 13	Employee initials: _________

5.18          Non-Disparagement. Employee shall not, at any time during the term of employment and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly disparage or be damaging to the Company or its respective officers, directors, employees, advisors, businesses or reputations. Nothing herein shall prohibit or restrict Employee from communicating with, or responding to any inquiry from, cooperating with, or providing testimony before, the SEC, or any other federal or state regulatory authority.

5.19          Post-termination Cooperation. Employee agrees that, following termination of Employee’s employment with the Company, Employee will cooperate with the Company in connection with any dispute, claim or investigation made by, against or involving the Company that relates to Employee’s period of employment. The Company agrees to reimburse Employee for any reasonable expenses incurred in providing the cooperation. The Company further agrees that, if Employee is required to devote one hour or more to fulfill the obligations set forth in this paragraph at a time when Employee is no longer being compensated by the Company in any way, it will compensate the Employee at an hourly rate based on Employee’s base salary on the during the last pay period of Employee’s active employment by the Company.

5.20          Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee’s employment or (b) the Company’s request at any time during the Employee’s employment, the Employee shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Trade Secrets, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with his/her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Employee’s possession or control.

5.21          Remedies. The parties agree that this Agreement is reasonable and necessary for the protection of the business and goodwill of Crawford and that any breach of this Agreement by Employee will cause Crawford substantial and irreparable harm entitling Crawford to injunctive relief and other equitable and legal remedies. Except as provided in the Arbitration of Disputes provisions of this Agreement, the prevailing party shall be entitled to recover its costs and attorney’s fees in any proceeding brought under this Agreement. The existence of any claim or cause of action by Employee against the Company, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

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Article 6                Arbitration of Disputes.

6.1            Scope, Governing Rules. Except for claims for injunctive relief, which may be filed in any court of competent jurisdiction, any controversy or claim arising out of or relating to Employee’s employment, or the termination thereof, or to this Agreement, or the breach thereof, specifically including the validity of this arbitration clause, shall be determined by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures. There shall be one arbitrator agreed to by the parties within twenty (20) days of receipt by the respondent of a request for arbitration or in default thereof appointed by the AAA in accordance with applicable rules. The Employer shall be responsible for the cost of the arbitration, including the Arbitrator’s fees and all administrative costs. The Employee and the Company will each be responsible for their own legal fees.

6.2            Authority of Arbitrator; Judicial Review. The arbitrators will have no authority to award punitive, consequential, liquidated or compensatory damages, and the award rendered by the arbitrator shall be final, non-reviewable, non-appealable and binding on the parties and may be entered and enforced in any court having jurisdiction.

6.3            Location of Arbitration. The seat or place of arbitration shall be Metropolitan Atlanta, Georgia.

6.4            Confidentiality. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of both parties, unless to protect or pursue a legal right.

Article 7                Miscellaneous.

7.1            Construction of Agreement; Severability. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions are in time, territory, or scope of prohibited activities. This Agreement represents the entire understanding between Employee and the Company on the matters addressed herein and supersedes any such prior agreements and may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in writing and signed by both parties. The waiver by the Company of a breach of any provision of this Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by Employee.

7.2            Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

7.3            Enforceability; Governing Law. This Agreement, and all claims arising out of or related to this Agreement, will be governed by, enforced under and construed in accordance with the laws of the State of Georgia without regard to any conflicts or conflict of laws principles. The failure of either party at any time to require performance by another party of any provision of this Agreement will not constitute a waiver of that party’s right to require future performance.

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7.4            Entire Agreement. The provisions contained herein, and all provisions in documents attached hereto and/or incorporated herein by reference, constitute the entire agreement between the parties with respect to Employee’s employment and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to Employee’s employment.

7.5            Modification. No modification of this Agreement shall be valid unless in writing and signed by Employee and the Company’s Chairman of the Board.

7.6            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. Exchange of signed agreements by electronic transmission will be sufficient to bind the parties.

Article 8                Acknowledgement. By signing this Agreement, Employee acknowledges that (a) Employee is not guaranteed employment for any definite duration and either Employee or the Company may terminate Employee’s employment relationship with the Company at any time, for any reason, (b) Employee has carefully read and understands the provisions of this Agreement and Employee was given the opportunity to consult with an attorney of Employee’s choosing prior to executing this Agreement, and (c) except as set forth herein, no promises or inducements for this Agreement have been made, and Employee is entering into the Agreement without reliance upon any statement or representation by the Company or its agents concerning any material fact.

Executed, this 20th day of November at Atlanta, Georgia.

EMPLOYEE	CRAWFORD & COMPANY

/s/ W. Bruce Swain, Jr.	/s/ Jesse C. Crawford, Jr.
W. Bruce Swain, Jr	By: Jesse C. Crawford, Jr.
Its: Chair of the Board

Page 13 of 13	Employee initials: _________